IMMEDIATE RELEASE

Evans Bancorp Reports First Quarter
Net Income Up 30%

HAMBURG, NY, April 27, 2011 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE Amex: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the first quarter ended March 31, 2011.

HIGHLIGHTS OF THE 2011 FIRST QUARTER

•	Net income increased to $1.9 million in the 2011 first quarter from $1.4 million in the first quarter of 2010.

•	The provision for loan and lease losses declined $0.7 million reflecting the positive impact of the wind down of the national direct financing lease portfolio.

•	Total deposits grew 7.5% to $585.1 million in the first quarter 2011 driven by seasonal municipal deposits and continued growth in checking and savings deposits, which increased $15.9 million, or 4.6%, during the first quarter.

•	First quarter 2011 net interest margin remained strong at 4.05%.

•	Strong capital position with Total Risk-Based Capital ratio of 14.21% at March 31, 2011.

Net income grew to $1.9 million in the first quarter of 2011, up 30% from net income of $1.4 million in the first quarter of 2010. The improvement in net income reflects a provision for loan and lease losses of $0.5 million in the first quarter of 2011, down $0.7 million from the provision recorded in the first quarter of 2010. The 2010 first quarter included a $0.8 million provision for the Company’s leasing portfolio, whereas no provision was required for the leasing portfolio in this year’s first quarter. Return on average equity was 11.71% for the first quarter of 2011, compared with 12.29% in the first quarter of 2010. Net income was $0.46 per diluted share in the 2011 first quarter compared with $0.51 in the prior year period. Lower earnings per share reflect a 1.27 million increase in weighted average outstanding shares as a result of the Company’s successful equity raise in May 2010.

David J. Nasca, President and CEO of Evans Bancorp, stated, “Strong linked quarter loan growth, a solid capital base from which to grow, continued expansion of our low-cost core deposit base and the positive impact of our decision resulting in the successful exit from the national direct financing lease business all contributed to the measurable growth in net income for the quarter. Our strategy to provide high quality, personalized service, and customized solutions for our customers is driving our growth and enabling us to capture market share.”

Supplemental Non-GAAP Results of Operations Disclosure

To provide investors with greater understanding of the Company’s operating results, in addition to the results measured in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company provides supplemental reporting on “net operating income,” which excludes items that management believes to be non-operating in nature. Specifically, net operating income excludes gains and losses on the sale and call of securities, and non-cash impairment and amortization of acquisition-related goodwill and intangible assets. This non-GAAP information is being disclosed because management believes that providing these non-GAAP financial measures provides investors with information useful in understanding the Company’s financial performance, its performance trends, and financial position. While the Company’s management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP, nor is it necessarily comparable with non-GAAP measures which may be presented by other companies. The reconciliation of net operating income and diluted net operating earnings per share to GAAP net income and GAAP diluted earnings per share is presented in the following table.

Reconciliation of GAAP Net Income to Net Operating Income (non-GAAP)

	Three months ended March 31,
(in thousands, except per share)	2011	2010
GAAP Net Income	$1,875	$1,447
Loss on sale and call of securities [1]	—	4
Amortization of intangibles [1]	79	141
Net operating income[2]	$1,954	$1,592

GAAP diluted earnings per share	$0.46	$0.51
Loss on sale and call of securities [1]	—	—
Amortization of intangibles [1]	0.02	0.05
Diluted net operating earnings per share [2]	$0.48	$0.56

1 Tax effected

2 Non-GAAP measure

Net Interest Income
Net interest income was $6.3 million for the 2011 first quarter, up 3.6% and 3.5%, respectively, compared with the first quarter of 2010 and the fourth quarter of 2010. Growth in net interest-earning assets drove the increase from the linked fourth quarter of 2010 and more than offset net interest margin contraction relative to the 2010 first quarter. Core loans, which are defined as total loans and leases less national direct financing leases, were $519.2 million at March 31, 2011, an increase of 9.8% from $472.9 million at March 31, 2010, and up 1.3% (5.2% annualized) from $512.5 million at December 31, 2010. Slower annualized growth in the first quarter of this year, compared to annualized growth of 21.9% in the fourth quarter of 2010, was primarily due to timing as a significant number of loans were closed in the fourth quarter of 2010.

The national direct financing lease portfolio declined $3.1 million during the first quarter of 2011 to
$12.4 million. The Company ceased commercial lease originations in the second quarter of 2009 and has since been winding down the portfolio and exiting the business line. At March 31, 2011, the national direct financing lease portfolio comprised 2.3% of the Company’s total loans and leases portfolio, down from 2.9% at December 31, 2010 and 5.3% at March 31, 2010.

Investment securities were $100.9 million at March 31, 2011, reflecting a $7.6million, or 8.1%, increase from $93.3 million at December 31, 2010. The higher securities balance reflected a faster pace of deposit growth relative to loan growth during the 2011 first quarter.

Total deposits at March 31, 2011 were $585.1 million, up $40.7 million, or 7.5%, since December 31, 2010, and up $74.3 million, or 14.6%, since March 31, 2010. Approximately 53%, or $21.6 million, of the growth in deposits since the end of the linked fourth quarter occurred in municipal deposits. There is typically seasonal growth in municipal deposits in the first quarter of the year due to tax receipts at the municipalities. Municipal deposits expanded across various deposit categories, primarily concentrated in NOW and muni-vest savings. The remainder of the deposit expansion during the quarter and year-over-year growth was attributable to strong core deposit increases across a variety of products, including the Company’s Better Checking product (included in the NOW category) along with its complementary Better Savings product. These products have been successful in garnering new customers, rewarding existing customers for doing more business with the Bank, and ultimately developing deeper customer relationships.

Net interest margin remained relatively strong at 4.05% for the first quarter of 2011 compared with 4.00% in the 2010 fourth quarter and 4.28% in the 2010 first quarter. The 5 basis point increase in net interest margin in first quarter 2011, compared with the linked fourth quarter of 2010, was a result of higher than typical prepayment fees of $0.2 million. The fees, recorded as interest income, were a result of the refinancing or payoffs of several large commercial loans. When adjusted for the prepayments, net interest margin would have compressed by 6 basis points for the first quarter 2011 compared with the fourth quarter of 2010. When compared with the 2010 first quarter, the largest contributing factor to the compression of net interest margin was declining interest rates. As the low interest rate cycle matures, the Company’s loan and investment portfolios continue to re-price into lower yields as evidenced by the 30 basis point decline in yield on interest-earning assets during the first quarter compared with the first quarter of 2010.

Allowance for Loan and Lease Losses and Asset Quality

Provision: The provision for loan and lease losses decreased to $0.5 million in the first quarter of 2011 from $1.4 million in the fourth quarter of 2010 and $1.2 million in the first quarter of 2010. The first quarter of 2011 required no provision for the declining national lease portfolio, while the 2010 first quarter and linked fourth quarter of 2010 included $0.8 million and $0.4 million, respectively, in provision for the leasing portfolio.

Net charge-offs: There were net charge-offs to average total loans and leases of 0.33% in the first quarter of 2011 compared with 0.06% in the fourth quarter of 2010, and 0.01% in the first quarter of 2010. The charge-off percentage remains below industry standards and is indicative of the Bank’s historical credit diligence.

Gary A. Kajtoch, Executive Vice President and CFO, noted, “Our focus on credit and consistent underwriting standards gives us confidence in the quality of our loan assets. Our community bank approach enables us to know our customers well and to provide the responsive service they deserve. We believe it provides greater flexibility to address customers’ needs, contrasting with the impersonal approach of larger financial institutions.”

The provision in the first quarter of 2011 was off-set by the higher charge-off percentage to maintain the ratio for the allowance for loan and lease losses to total loans and leases at 1.97% at March 31, 2011 and December 31, 2010, as compared to the ratio of 1.64% at March 31, 2010.

Non-performing loans and leases: The ratio of non-performing loans and leases to total loans and leases decreased to 2.53% at March 31, 2011, from 2.64% at December 31, 2010, up however from 2.28% at March 31, 2010. During the first quarter of 2011, two commercial real estate loans valued in the aggregate at $0.9 million, one $0.6 million commercial construction loan, and approximately $0.2 million in home equity loans were moved into non-accrual. The additional $1.7 million increase in non-performing loans was offset by a $0.8 million decrease in non-accruing leases, charge-offs of $0.4 million, and a $0.8 million a payoff of a loan that was 90 days past due and still accruing at December 31, 2010. The total coverage ratio for non-performing loans and leases was 77.94% at March 31, 2011 compared with 74.85% at December 31, 2010.

During the first quarter of 2011, management deemed $0.6 million in direct financing leases as uncollectible compared with $0.6 million in the fourth quarter of 2010 and $1.1 million in the first quarter of 2010. After previously marking the leasing portfolio to its market value as of June 30, 2009 and putting it up for sale, the Company placed the leasing portfolio back into held-for-investment on September 30, 2009 concluding that holding the portfolio would ultimately provide greater value to the Company than selling at the discounted prices offered by potential buyers. The difference between the principal value of leases and the book value initially created by the mark-to-market adjustment is adjusted over time as specific leases are deemed uncollectible and written down to zero value. At the end of the 2011 first quarter, commercial leases were $12.4 million, reflecting the principal balance of $13.3 million, net of the remaining mark of $0.9 million.

The FDIC assisted acquisition of Waterford Village Bank in July of 2009 accounted for $2.3 million, or approximately 19%, of the Company’s $11.8 million in non-performing loans at March 31, 2011. These loans are included in a loss-sharing agreement with the FDIC in which the FDIC bears at least 80% of the losses on these loans. On an adjusted basis, Evans’ coverage ratio for non-performing loans and leases was 102.6% at March 31, 2011 which includes the leasing portfolio mark of $0.9 million while excluding all the FDIC-guaranteed Waterford loans.

Non-Interest Income

Non-interest income, which represented 35.5% of total revenue in the first quarter of 2011, declined 6.5%, or $0.2 million, to $3.5 million when compared with the first quarter of 2010 reflecting lower service charges and insurance agency revenue. Service charges on deposits decreased $125 thousand, or 24.5%, compared with the first quarter 2010, primarily due to new Regulation E rules pertaining to overdraft fees enacted last year. Insurance agency revenue of $2.1 million was down $157 thousand, or 7.0%, when compared with the 2010 first quarter as the soft insurance market and macro-economic conditions continue to put downward pressure on personal and commercial property and casualty insurance commissions despite strong retention rates. Compared with the trailing fourth quarter of 2010, The Evans Agency’s revenue was up $0.7 million, reflecting the typical revenue cycle seasonality.

Non-Interest Expense

Total non-interest expense was $6.6 million in the first quarter of 2011, an increase of $0.1 million, or 2.4%, from $6.5 million in the first quarter of 2010. The largest component of the increase was salaries and employee benefits, which increased $0.3 million, or 8.2%, to $3.9 million in the first quarter of 2011 compared with the prior-year first quarter. This rise reflected merit increases awarded for 2010 performance and increased staff, including commercial loan officers and other business-generating positions. This was partially off-set by a decline in other expenses, primarily lower amortization expense related to intangible assets acquired in the purchase of Suchak Data Systems, Inc., which were fully amortized at the end of 2010.

As a result of the increase in non-interest expense and the decrease in non-interest income, the efficiency ratio, excluding goodwill impairment and intangible amortization, increased to 66.36% for the first quarter of 2011, from 63.56% for the first quarter of 2010.

Income tax expense for the quarter ended March 31, 2011 was $0.8 million, representing an effective tax rate of 29.6%, compared with an effective tax rate of 31.6% in the first quarter of 2010. The higher effective tax rate for the first quarter of 2010 reflected tax adjustments related to the wind down of the leasing portfolio.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.1% at March 31, 2011. Book value per share was $15.71 at March 31, 2011, compared with $15.45 at December 31, 2010, and $16.60 at March 31, 2010. Tangible book value per share at March 31, 2011 was $13.48, up 2.3% from the end of the 2010 fourth quarter and up 3.0% from the same period in 2010.

Conclusion

Mr. Nasca concluded, “Our favorable results speak to the strength of our business model as we seek to grow the organization to obtain operating leverage in order to address the challenges of increased regulatory burden, requirements of increased capital, margin compression, and an increasingly competitive marketplace. We continue to implement Evans’ strategy for growth and profitability and recognize it will take additional investment in our people, infrastructure and processes along with strong execution of the business model to deliver the results we seek for our customers and shareholders.

“A portion of the additional investment we will make will serve to expand and deepen our distribution system with the addition of one to two new branches over the next twelve to eighteen months. We additionally continue to look to broaden our footprint, where we believe our customer-centric business model is competitive.”

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $700 million in assets, 13 branches and $585 million in deposits at March 31, 2011. Evans is a full-service community bank providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, Inc., provides property and casualty insurance through 14 insurance offices in the Western New York region. Evans Investment Services, Inc., a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands except shares and per share data)	2011	2010	2010	2010	2010
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

ASSETS
Investment Securities	100,868	93,332	99,247	97,174	88,089
Loans	519,180	512,503	485,843	480,333	472,932
Leases	12,449	15,475	18,745	22,673	26,704
Allowance for loan and lease losses	(10,482)	(10,424)	(9,099)	(8,305)	(8,170)
Goodwill and intangible assets	9,139	9,269	9,490	9,711	9,938
All other assets	68,557	51,368	54,654	56,427	45,455
Total assets	699,711	671,523	658,880	658,013	634,948

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$99,444	$98,016	$94,809	$95,908	$87,759
NOW deposits	43,457	32,683	30,386	25,674	20,611
Regular savings deposits	263,854	249,410	242,897	239,275	230,319
Muni-vest deposits	34,804	22,000	22,753	27,708	37,656
Time deposits	143,588	142,348	144,441	147,011	134,495
Total deposits	585,147	544,457	535,286	535,576	510,840
Borrowings	38,176	52,226	47,527	49,672	65,880
Other liabilities	12,055	11,776	12,138	9,872	11,293
Total stockholders’ equity	64,333	63,064	63,929	62,893	46,935

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,094,147	4,081,960	4,067,044	4,067,044	2,827,894
Book value per share	15.71	15.45	15.72	15.46	16.60
Tangible book value per share	13.48	13.18	13.39	13.08	13.08
Tier 1 leverage ratio	10.10%	9.93%	9.99%	10.18%	7.88%
Tier 1 risk-based capital ratio	12.95%	13.05%	13.28%	13.10%	10.08%
Total risk-based capital ratio	14.21%	14.31%	14.54%	14.36%	11.34%

ASSET QUALITY DATA
Non-performing loans	11,322	10,996	7,531	8,607	8,479
Non-performing leases	2,127	2,931	2,373	2,445	2,894
Total non-performing loans and leases	13,449	13,927	9,904	11,052	11,373
Net loan charge-offs	430	82	218	175	14
Net lease charge-offs	-	-	-	-	-
Total net loan and lease charge-offs	430	82	218	175	14

Non-performing loans/Total loans and leases	2.13%	2.08%	1.49%	1.71%	1.70%
Non-performing leases/Total loans and leases	0.40%	0.56%	0.47%	0.49%	0.58%
Non-performing loans and leases/Total loans and leases	2.53%	2.64%	1.96%	2.20%	2.28%
Net loan charge-offs/Average loans and leases	0.33%	0.06%	0.18%	0.14%	0.01%
Net lease charge-offs/Average loans and leases	0.00%	0.00%	0.00%	0.00%	0.00%
Net loan and lease charge-offs/Average loans and leases	0.33%	0.06%	0.18%	0.14%	0.01%
Allowance to loans and leases	1.97%	1.97%	1.80%	1.65%	1.64%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands except share and per share data)	2011	2010	2010	2010	2010
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest income	8,013	7,844	7,992	7,836	7,746
Interest expense	1,716	1,759	1,759	1,737	1,668
Net interest income	6,297	6,085	6,233	6,099	6,078
Provision for loan and lease losses	488	1,407	1,012	309	1,214
Net interest income after provision	5,809	4,678	5,221	5,790	4,864

Deposit service charges	386	435	471	480	511
Insurance service and fee revenue	2,089	1,341	1,775	1,629	2,246
Bank-owned life insurance	103	109	117	133	108
Other income	883	944	760	737	837
Total non-interest income	3,461	2,829	3,123	2,979	3,702

Salaries and employee benefits	3,904	3,778	3,708	3,727	3,608
Occupancy	777	752	707	710	771
Repairs and maintenance	159	164	148	179	182
Advertising and public relations	130	180	88	257	102
Professional services	402	376	355	388	414
Technology and communications	235	259	265	163	225
Amortization of intangibles	130	221	221	228	231
FDIC insurance	229	268	312	217	226
Other expenses	639	661	645	679	692
Total non-interest expenses	6,605	6,659	6,449	6,548	6,451

Income before income taxes	2,665	848	1,895	2,221	2,115
Income tax provision	790	364	617	590	668
Net income	$1,875	$484	$1,278	$1,631	$1,447

PER SHARE DATA
Net income per common share-diluted	$0.46	$0.12	$0.31	$0.47	$0.51
Cash dividends per common share	$0.20	-	$0.20	-	$0.20
Weighted average number of diluted shares	4,096,170	4,079,388	4,068,301	3,460,225	2,823,559

PERFORMANCE RATIOS
Return on average total assets	1.10%	0.29%	0.78%	1.02%	0.93%
Return on average stockholders’ equity	11.71%	3.00%	7.93%	11.79%	12.29%
Efficiency ratio	66.36%	72.23%	66.57%	69.72%	63.56%

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES
(Unaudited)

(in thousands)	2011	2010	2010	2010	2010
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
AVERAGE BALANCES
(dollars in thousands)
Loans and leases, net	$518,246	$504,704	$496,037	$492,243	$484,241
Investment securities	95,978	96,575	98,606	81,118	81,623
Interest bearing deposits at banks	8,456	7,347	2,189	6,678	2,333
Total interest-earning assets	622,680	608,626	596,832	580,039	568,197
Non interest-earning assets	62,148	60,808	59,403	57,560	55,477
Total Assets	684,828	669,434	656,235	637,599	623,674
NOW	38,469	31,086	26,684	22,388	19,638
Regular savings	256,158	245,511	240,424	233,926	231,761
Muni-Vest savings	24,616	28,906	25,162	35,076	30,913
Time deposits	143,177	142,794	145,202	140,952	140,381
Total interest-bearing deposits	462,420	448,297	437,472	432,342	422,693
Other borrowings	44,846	47,054	46,568	49,707	58,893
Total interest-bearing liabilities	507,266	495,351	484,040	482,049	481,586
Demand deposits	101,798	97,879	96,669	89,550	83,995
Other non-interest bearing liabilities	11,737	11,582	11,099	10,652	11,004
Stockholders’ equity	64,027	64,622	64,427	55,348	47,089
Total Liabilities and Equity	684,828	669,434	656,235	637,599	623,674
YIELD/RATE
Loans and leases, net	5.52%	5.55%	5.73%	5.73%	5.73%
Investment securities	3.57%	3.47%	3.57%	3.87%	3.94%
Interest bearing deposits at banks	0.19%	0.27%	0.18%	0.18%	0.06%
Total interest-earning assets	5.15%	5.16%	5.36%	5.40%	5.45%
NOW	1.10%	1.13%	1.05%	1.00%	0.75%
Regular savings	0.64%	0.69%	0.70%	0.69%	0.70%
Muni-Vest savings	0.47%	0.48%	0.46%	0.46%	0.52%
Time deposits	2.44%	2.53%	2.55%	2.61%	2.48%
Total interest-bearing deposits	1.23%	1.29%	1.32%	1.31%	1.28%
Other borrowings	2.64%	2.65%	2.71%	2.55%	2.17%
Total interest-bearing liabilities	1.35%	1.42%	1.45%	1.44%	1.39%
Interest rate spread	3.80%	3.74%	3.91%	3.96%	4.06%
Contribution of interest-free funds	0.25%	0.26%	0.27%	0.25%	0.22%
Net interest margin	4.05%	4.00%	4.18%	4.21%	4.28%